EXHIBIT 99.01

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix Inc. Reports Third Quarter Results
     LAS VEGAS, NEVADA, November 14, 2006 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for the third quarter and first nine months of 2006.
Third Quarter Results
     For the three months ended September 30, 2006, revenue increased 9.2% to $20.6 million from $18.9 million for the third quarter of 2005, primarily reflecting a 16.4% increase in average unit sales price and a 5% decrease in cubic yards of concrete sold.
     “The decline in residential construction in both the Phoenix and Las Vegas markets has been sharper than anticipated. Lower concrete sales to this market more than offset our volume gains in the commercial, industrial and public works sectors,” said Chief Executive Officer Bradley Larson.
     Gross margin decreased to 9.3% for this year’s third quarter from 13.0% a year earlier. “The impact on gross margin of the decrease in unit volumes was exacerbated by higher costs associated with our capacity expansion program,” Larson said. He noted that through the first nine months of this year, Ready Mix has purchased approximately $10.6 million worth of new plant, vehicles and equipment and leased 30 new mixer trucks. Ten additional mixers have been received since the end of the third quarter.
     General and administrative expenses increased to $0.9 million, or 4.4% of revenue, for the third quarter of 2006 from $0.6 million, or 3.0% of revenue, a year earlier. The primary reason for this increase was a $0.04 million credit for bad debt expense in this year’s third quarter compared to a $0.4 million credit last year.
     Net income for the third quarter of 2006 decreased to $0.7 million, or $0.18 per diluted share on approximately 3.8 million diluted weighted average shares outstanding. This compares to net income for the third quarter of 2005 of $1.2 million, or $0.42 per diluted share based on approximately 2.8 million diluted weighted average shares outstanding. The increase in the number of shares was the result of RMI completing an initial public offering of approximately 1.8 million shares of its common stock during August 2005.
     At September 30, 2006, RMI reported working capital of approximately $11.5 million, including cash and cash equivalents of $9.7 million, a current ratio in excess of 2-to-1, and total stockholders’ equity of $26.8 million.
Nine Months Results
     For the nine months ended September 30, 2006, revenue increased 27.7% to $64.7 million from $50.7 million for the first nine months of 2005. Gross profit margin increased to 11.5% from 11.0%.
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3430 East Flamingo • Suite 100 • Las Vegas, Nevada 89121-5018 • (702) 433-2090 • Fax (702) 433 0189

Ready Mix Inc. Reports Third Quarter Results
November 14, 2006
Page Two
     Net income for the first nine months of 2006 increased to $2.7 million, or $0.71 per diluted share. This compares to net income of $2.1 million, or $0.93 per diluted share, for the same period of 2005.
Conference Call
     Ready Mix has scheduled a conference call at 11:00 a.m. EST on Tuesday, November 14, 2006. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.ReadyMixInc.com. A replay will be available after 1:00 p.m. EST at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21309277 after 1:00 p.m. EST.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates three ready-mix concrete plants in the metropolitan Phoenix area, three plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates a sand and gravel crushing and screening facility in Moapa, which provides raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2005.
(tables attached)

READY MIX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Revenue	$20,419,050	$18,708,224	$64,349,284	$49,965,790
Revenue — related parties	173,963	143,314	372,867	703,186

Total revenue	20,593,013	18,851,538	64,722,151	50,668,976

Cost of revenue	18,671,984	16,407,852	57,287,589	45,074,022

Gross profit	1,921,029	2,443,686	7,434,562	5,594,954

General and administrative expenses	901,837	571,507	3,291,073	2,153,774

Income from operations	1,019,192	1,872,179	4,143,489	3,441,180

Other income (expense):
Interest income	117,133	51,266	297,171	65,516
Interest expense	(52,029)	(60,898)	(115,943)	(191,768)
Other income (expense)	(2,942)	3,903	10,882	16,192

	62,162	(5,729)	192,110	(110,060)

Income before income taxes	1,081,354	1,866,450	4,335,599	3,331,120
Income tax expense	401,266	671,922	1,596,473	1,199,203

Net income	$680,088	$1,194,528	$2,739,126	$2,131,917

Basic net income per common share	$0.18	$0.43	$0.72	$0.94

Diluted net income per common share	$0.18	$0.42	$0.71	$0.93

Basic weighted average common shares outstanding	3,807,500	2,761,250	3,807,500	2,270,417

Diluted weighted average common shares outstanding	3,807,500	2,820,220	3,842,273	2,290,073

READY MIX, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets:

Current assets:
Cash and cash equivalents	$9,723,473	$12,110,417
Accounts receivable, net	10,368,551	8,502,504
Inventory	1,384,653	604,906
Prepaid expenses	1,052,988	1,114,001
Deferred tax asset	192,240	184,591

Total current assets	22,721,905	22,516,419

Property and equipment, net	24,999,016	17,049,210
Refundable deposits	658,338	341,165

Total assets	$48,379,259	$39,906,794

Liabilities and stockholders’ equity:

Current liabilities:
Accounts payable	$5,910,650	$4,146,636
Accrued liabilities	2,211,015	1,735,287
Notes payable	2,377,594	1,670,643
Obligations under capital leases	365,720	468,972
Due to affiliate	20,732	84,810
Income tax payable	355,170	224,514

Total current liabilities	11,240,881	8,330,862

Notes payable, less current portion	8,573,355	5,625,360
Obligations under capital leases, less current portion	9,201	254,946
Deferred tax liability	1,729,472	1,729,472

Total liabilities	21,552,909	15,940,640

Commitments and contingencies

Stockholders’ equity:
Preferred stock — .001 par value; 5,000,000, shares authorized, none issued and outstanding	—	—
Common stock — .001 par value; 15,000,000 shares authorized, 3,807,500 issued and outstanding	3,808	3,808
Additional paid-in capital	17,753,535	17,632,465
Retained earnings	9,069,007	6,329,881

Total stockholders’ equity	26,826,350	23,966,154

Total liabilities and stockholders’ equity	$48,379,259	$39,906,794